The Guardian

The Guardian Insurance & Annuity Company, Inc.
A Stock Company Incorporated in the State of Delaware

Customer Service Office:
PO Box 26280
Lehigh VAlley, PA 18002-6280

Executive Office:
201 Park Avenue South
New York, NY 10003

The Guardian Insurance & Annuity Company, Inc. (the Company) will pay the benefits provided by this Contract in accordance with its provisions. This Contract is issued by the Company at its Customer Service Office.

/s/ Joseph Harm            /s/ Joseph D. Sargent
---------------            ---------------------
    Secretary                   President

Flexible Deposits may be made under this Contract. Benefits depend, among other things, on the number and value of Units and the annuity payout option elected.

THE VALUES PROVIDED BY THIS CONTRACT THAT ARE
BASED ON THE INVESTMENT EXPERIENCE OF A SEPARATE
ACCOUNT ARE VARIABLE, MAY INCREASE OR DECREASE
AND ARE NOT GUARANTEED. SEE SECTION 4, "INVESTMENT
VALUE" ON PAGE 9 FOR AN EXPLANATION OF THE VARIABLE
VALUES PROVIDED UNDER THIS CONTRACT.

WITHDRAWALS FROM THE FIXED RATE INVESTMENT OPTION
MAY BE SUBJECT TO A MARKET VALUE ADJUSTMENT. SEE
SECTION 10.6, "MARKET VALUE ADJUSTMENT" ON PAGE 20
FOR AN EXPLANATION.


Flexible Deposit Group Variable and Fixed Annuity Contract
Providing Fixed Annuity Options

                   Non-participating - No dividends payable
                             Unallocated

TABLE OF CONTENTS


                                               Page

CONTRACT DATA PAGE                              4
1.       DEFINITIONS                            5

2.       FIXED RATE INVESTMENT OPTION           7
2.1      General                                7
2.2      Declaration of Interest Rates          7
2.3      Interest Credited                      7

3.       VARIABLE INVESTMENT OPTIONS            8
3.1      General                                8
3.2      The Separate Account                   8
3.3      Variable Investment Options            8

4.       INVESTMENT VALUE                       9
4.1      Calculation of Investment Value        9
4.2      Unit Calculation                       9
4.3      Unit Value for a Variable Investment
            Option                              9
4.4      Net Investment Factor                 10
4.5      Unit Value for the Fixed Rate
            Investment Option                  10

5.       DEPOSITS                              11

6.       EXCHANGES                             12

7.       BENEFIT WITHDRAWALS                   13
7.1      General                               13
7.2      Payment of Benefit Withdrawals        13

8.       OTHER WITHDRAWALS                     14
8.1      General                               14
8.2      Other Withdrawals from the Variable
            Investment Options                 14
8.3      Other Withdrawals from the Fixed
            Rate Investment Option             14
8.3.1    Lump Sum Payment Method               15
8.3.2    Installment Payment Method            15

9.       ANNUITY BENEFIT                       16
9.1      General                               16
9.2      Annuity Payout Options                16
9.3      Annuity Payments                      17
9.4      Change of Beneficiary                 17
9.5      Contingent Beneficiary                17
9.6      General Provisions of Annuity
           Payout Options                      18

10.      CHARGES AND ADJUSTMENTS               19
10.1     Asset Charge                          19
10.2     Contract Charge                       19
10.3     Contingent Deferred Charge            19
10.4     Service Charge                        19
10.5     Expense Adjustment                    19
10.6     Market Value Adjustment               20
10.7     Plan Expense                          20
10.8     Annuity and Other Taxes               20

11.      GENERAL PROVISIONS                    21
11.1     The Contract                          21
11.2     Termination of the Contract           21
11.3     Rights Reserved by the Company        22
11.4     Age                                   22
11.5     Proof of Age and Survival             23
11.6     Information Provided by the
           Contractowner                       23
11.7     Elections Under the Contract          23
11.8     Assignment                            23
11.9     Facility of Payment                   24
11.10    Payments                              24
11.11    Nonparticipating                      24
11.12    Ownership of Assets                   24
11.13    Deferment                             24
11.14    Reports to the Contractowner          24

                           CONTRACT DATA PAGE

CONTRACTOWNER:  Access Pharmaceuticals, Inc. 401(K) Savings Plan

CONTRACT NUMBER:   602250   CONTRACT DATE:             December 01, 1998

Fixed Rate Investment Options (see Section 2)              None
Maximum Exchange Factor: N/A               Maximum Allocation: N/A

Variable Investment Options (see Section 3)

         See Addendum

Asset Charge * (see Section 10.1)          Contingent Deferred Charge
  Daily Asset Charge:      000040016 (1.45% annually)      (see Section 10.3)


Asset Charge Schedule

                                              Contract Year    %
                                              -------------  -----
Contract Investment Value  Daily Asset Charge     1          2.50%
-------------------------  ------------------
$0 - $250,000               0.000040016           2          2.25%
$250,001 - $500,000         0.000037238           3          1.75%
$500,001 - $750,000         0.000033075           4          1.50%
$750,001 - $1,000,000       0.000030304           5          1.25%
$1,000,001 - $1,500,000     0.000028919           6          0.75%
$1,500,001 - $2,000,000     0.000027535           7 & Later  0.00%
$2,000,001 - $3,000,000     0.000026151
$3,000,001 - $4,500,000     0.000024769
$4,500,001 - $6,000,000     0.000023387
$6,000,001 - $7,500,000     0.000022006
$7,500,001 - $10,000,000    0.000020625
$10,000,001 - $15,000,000   0.000019245
$15,000,001 +               0.000017866

* Prior to the first Contract Anniversary, and every six month anniversary thereafter, the Daily Asset Charge will be reviewed and, if necessary, adjusted, based on the Contract's average Daily Investment Value for the next-to-last full calendar month preceding such anniversary date, in accordance with the Asset Charge Schedule shown above. Any change to the Daily Asset Charge will be effective at the beginning of the second Contract Year and every six months thereafter, if applicable. Notification will be sent to the Contractowner after any change is determined.

Contract Charge: $850, due on the second Contract Anniversary and each Contract Anniversary thereafter, or upon the effective date of Contract termination, where this Contract's Investment Value on such date is less than $85,000, to be charged as described in Section 10.2.

Deposits: credited within 3 Business Days, as described in Section 5.
Exchanges: executed within 3 Business Days, as described in Section 6. Benefit Withdrawals: disbursed within 5 Business Days, as described in
Section 7.

Expense Adjustment: None

                            1. DEFINITIONS

Annuitant: A Participant who is entitled to receive annuity payments under this Contract.

Annuity Commencement Date: The date on which monthly annuity payments to an Annuitant begin. This date may be the first day of any calendar month following a Participant's 50th birthday, but may not be later than the Participant's 85th birthday.

Annuity Period: The period during which an Annuitant receives annuity payments. The Annuity Period begins on the Annuity Commencement date.

Business Day: A day on which the New York Stock Exchange, the
Company and any other financial institution required to process transactions under this Contract are open for business. Each Business Day ends at 3PM Eastern Time.

Calendar Year: Any period of twelve (12) consecutive months beginning on January 1st and ending on December 31st.

Company: The Guardian Insurance & Annuity Company, Inc.

Competing Investment Option: Any type of investment marketed by a financial institution which includes in its terms and conditions a guarantee of principal and interest, any money market mutual fund, any money market investment, any investment fund that consists primarily of investments in short-term bonds and any other fund determined by the Company to be a competing fund.

Contract Anniversary: The annual anniversary of this Contract measured from the Contract Date.

Contract Data Page: Page 4 of this Contract, which sets forth certain specific information with respect to this Contract.

Contract Date: The effective date of this Contract as shown on the Contract Data Page.

Contract Year. Any period of twelve (12) consecutive months that begins on the Contract Date or on any Contract Anniversary.

Contractowner. The owner of this contract as shown on the Contract
Data Page.

Deposit: A payment into this Contract, which is applied net of any applicable annuity taxes, to purchase Units within this Contract.

ERISA: The Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations thereunder, and successor provisions thereto.

Exchange: The movement, within this Contract, of all or a portion of the Investment Value of an Investment Option to another Investment
Option(s). Each Exchange consists of the offsetting cancellation and purchase of Units of equivalent Investment Value executed on the same Valuation Date.

Fixed Rate Investment Option: An Investment Option to which Deposits and Exchanges may be allocated. This Investment Option pays fixed rates of interest for specified Interest Rate Periods. Interest rates may fluctuate from one Interest Rate Period to another.

                     2. FIXED RATE INVESTMENT OPTION

2.1 General

Fund: A registered management investment company, a mutual fund or a separate investment portfolio of a mutual fund in which a Variable Investment Option invests. Each Fund is managed by an investment adviser registered under the Investment Advisers Act of 1940.

Good Order. Notice from the Contractowner, or the Contractowner's authorized agent, received at the Customer Service Office in a format satisfactory to the Company, that includes all information required by the Company to process a transaction under this Contract.

Interest Rates Period: The period, as shown on the Contract Data Page, during which a specified effective annual interest rate for the Fixed Rate Investment Option is applicable.

Internal Revenue Code: The Internal Revenue Code of 1986, as amended, and the rules and regulations thereunder, and successor provisions thereto.

Investment Option: Each Variable Investment Option and/or the Fixed Rate Investment Option selected by the Contractowner under this Contract.

Investment Value: The dollar value of Units credited to this Contract as of any Valuation Date.

Maximum Allocation: As shown on the Contract Data Page and discussed in Section 5 and 6.

Maximum Exchange Factor. As shown on the Contract Data Page and discussed in Section 6.

Participant. An eligible employee, as determined by the Contractowner, who participates in the Plan.

Plan: A pension or profit-sharing plan that qualifies under Section 401(a) of the Internal Revenue Code. This Contract is issued in connection with a Plan. Such Plan is not a part of this Contract.

Separate Account. The Guardian Separate Account L, which is a separate investment account established by the Company under the laws of the state of Delaware. The assets of the Separate Account are held separate from the Company's other assets and are not part of the Company's general account.

Unit: A measurement used to establish the value of the Contractowner's interest under this Contract.

Valuation Date: A date on which the Unit values of the Investment
Options are determined. Unit values are determined on each day that the New York Stock Exchange is open for business. Each Valuation Date ends at the time the New York Stock Exchange closes.

Variable Investment Option: An Investment Option, which invests in shares of a Fund, to which Deposits and Exchanges may be allocated and for which Units are separately maintained.

Withdrawal: Cancellation from this Contract of all or a portion of the Units credited to Investment Options under this Contract. Withdrawals include, but are not limited to, Benefit Withdrawals, as described in
Section 7, and Other Withdrawals, as described in Section 8.

Withdrawal Date: The Business Day on which Units are cancelled in order to execute a Withdrawal.

                     2. FIXED RATE INVESTMENT OPTION

2.1 General

The Contractowner may elect the Fixed Rate Investment Option as an Investment Option for this Contract. The Company will credit interest on Deposits, as described in Section 5, and Exchanges, as described in Section 6, allocated to the Fixed Rate Investment Option, as described below. Other Withdrawals from the Fixed Rate Investment Option, as described in Section 8, may be subject to a Market Value Adjustment, as described in Section 10.6.

2.2 Declaration of Interest Rates

Effective with the Contract Date, the Company establishes an initial Interest Rate Period and the subsequent Interest Rate Period, declares an effective annual interest rate for the initial Interest Rate Period and sets forth a minimum effective annual interest rate for the subsequent Interest Rate Period. Effective annual interest rates and Interest Rate Periods are shown on the Contract Data Page.

Prior to the end of the initial Interest Rate Period, the Company will declare an effective annual interest rate for the subsequent Interest Rate Period. The interest rate for such period will not be less than the minimum interest rate shown on the Contract Data Page.

Prior to the end of each subsequent Interest Rate Period, the Company will establish the next subsequent Interest Rate Period and will declare the effective annual interest rate applicable to such period. Interest rates declared by the Company are subject to the Company's discretion and are based on the investment experience of the assets held in the Company's general account for this Contract and all financial activity of this Contract.

The Company will provide prior notice to the Contractowner of the applicable interest rates and Interest Rate Periods.

2.3 Interest Credited

Interest is credited to amounts allocated to the Fixed Rate Investment Option at a rate which, when compounded daily, equals the applicable effective annual interest rate.

The effective annual interest rate credited on the portion of the Investment Value which is allocated to the Fixed Rate Investment Option may fluctuate from Interest Rate Period to Interest Rate Period, but will not fall below the minimum guaranteed effective annual rate of 3.0%.

                  3. VARIABLE INVESTMENT OPTIONS

3.1 General

Each Variable Investment Option invests in shares of a Fund. The
Contractowner may allocated Deposits, as described in Section 5, and request Exchanges, as described in Section 6, into the Variable
Investment Options shown on the Contract Data Page.

3.2 The Separate Account

The Separate Account is a separate investment account established by the Company under the laws of the state of Delaware. It is subject to the laws of the jurisdiction in which this Contract is delivered. The Separate Account is used to provide values and benefits on a variable basis only. The Company owns the assets in the Separate Account. The assets in the Separate Account are kept separate from:

* the Company's general account; and
* the Company's other separate accounts.

Assets equal to the reserves and other liabilities of the Separate Account will not be charged with liabilities that arise from any other business the Company may conduct. The Company may transfer assets in excess of the reserves and liabilities of the Separate Account to the Company's general account. Income and realized and unrealized gains and losses from assets in each Variable Investment Option of the Separate Account are credited to or charged against such Variable Investment Option without regard to income and realized and unrealized gains and losses in the Separate Account's other Variable Investment Options or the
Company's other investment accounts.

3.3 Variable Investment Options

The Separate Account consists of Variable Investment Options. Each Variable Investment Option of the Separate Account invests in shares of a Fund.

The Company reserves the right to take certain actions deemed to be in the best interests of the Contractowner and appropriate to carry out the purpose of this Contract, only when permitted by applicable law. Details of any such actions will be filed with any regulatory authority where required and will be subject to any required approvals. Examples of the actions the Company may choose to take are:

* transferring any assets from a Variable Investment Option:
* into another Variable Investment Option; or
* into one or more separate accounts; or
* into the Company's general account;
* adding, combining or removing Variable Investment Options in the Separate Account;
* substituting, for shares of a Fund attributable to the Investment Value held in any Variable Investment Option, the shares of another class of shares issued by the Fund into which such Variable Investment Option invests or the shares of another investment company or any other investment permitted by law.

The Company will notify the Contractowner if any of these actions result in a material change in the underlying investments of a Variable Investment Option to which any part of the Investment Value may be allocated. With six (6) months of such notice, the Contractowner may effect an Exchange of any Investment Value allocated to the affected Variable Investment Option to another Variable Investment Option available under this Contract without being subject to any charges or limitations otherwise imposed by this Contract.

                          4. INVESTMENT VALUE


4.1 Calculation of Investment Value

The dollar value of all the Units credited to this Contract, as of any Valuation Date, is the Investment Value. The Investment Value for a particular Investment Option is determined by multiplying (a) by (b), where:

(a) is the number of Units credited to this Contract for that particular Investment Option; and
(b) is the applicable Unit value for this Contract for the current Valuation Date, as described in Sections 4.3 and 4.5.

4.2 Unit Calculation

The number of Units purchased in each specified Investment Option as the result of a Deposit or an Exchange is determined by dividing (a) by
(b), where;

(a) is the dollar amount deposited or exchanged to the specified
    Investment Option;
(b) is the Unit value, as defined in Sections 4.3 and 4.5, of the specified Investment Option as of the Valuation Date on which the Deposit is credited or the Exchange is executed.

The number of Units cancelled in each specified Investment Option as the result of a Withdrawal, Exchange or applicable charges, as described in Section 10, is determined by dividing (a) by (b), where:

(a) is the dollar amount withdrawn from the specified Investment Option;
(b) is the Unit value, as defined in Section 4.3 and 4.5, of the specified Investment Option as of the Valuation Date on which the Withdrawal, Exchange or applicable charge is executed.

4.3 Unit Value for a Variable Investment Option

The Unit Value of each Variable Investment Option of the Separate Account was established at $10.00 as of the date operations began for that Variable Investment Option. The Unit value for this Contract for any Valuation Date thereafter is determined by multiplying (a) by (b), where:

(a) is the Unit value for this Contract for the immediately preceding Valuation Date; and
(b) is the Net Investment Factor, as described Section 4.4.

The Unit value of each Variable Investment Option will depend on the investment experience of the Variable Investment Option. This value may increase or decrease and may vary from on Valuation Date to the next.

4.4 Net Investment Factor

The Net Investment Factor is used to calculate the Unit value of a Variable Investment Option for a Valuation Date. The Net Investment Factor is determined by dividing the sum of (a) and (b) by (c), and subtracting (d) from the result, where:

(a) is the net asset value of a share of a Fund held in the applicable Variable Investment Option, determined as of the end of the then current Valuation Date;
(b) is the per share amount of any dividend and other distributions made by the Fund since the immediately preceding Valuation Date;
(c) is the net asset value of the particular Fund share, determined as of the end of the immediately preceding Valuation Date; and
(d) the applicable Daily Asset Charge for this Contract, as described in
    Section 10.1, for the number of calendar days since the last
    Valuation Date.

The Net Investment Factor may be less than 1.00 since it is related to the variable investment experience of the Variable Investment Option.

4.5 Unit Value for the Fixed Rate Investment Option

The Unit value of the Fixed Rate Investment Option was established at $10.00 as of the date operations began for that option. Thereafter, the Unit value increases daily at the rate of interest as described in Section 2.

                             5. DEPOSITS

While this Contract is in force, the Contractowner may remit Deposits to the Company at its Customer Service Office, subject to the following:

*   Deposits must be accompanied by allocation instructions in Good
    Order.

* Deposits, less any applicable annuity taxes, will be applied to purchase Units of Investment Options in accordance with the Contractowner's allocation instructions, as described in Section 4.2, within the number of Business Days stated on the Contract Data Page following the receipt of such Deposits and the allocation instructions in Good Order.

*   The sum of all Deposits and Exchanges into the Fixed Rate
    Investment Option in any Contract Year may not exceed the Maximum Allocation, as shown on the Contract Data Page, without the written consent of the Company.

* The Company reserves the right to limit the number of Investment Options to which Deposits may be allocated under this Contract.

* Deposits will not be accepted after the Contractowner notifies the Company that the Plan has been or will be terminated. Deposits will not be accepted after either the Contractowner or the Company notifies the other party of a Contract termination, in accordance with Section 11.2.

* Deposits into the Fixed Rate Investment Option will not be permitted after termination of the Fixed Rate Investment Option as an Investment Option, as described in Section 8.3.

                            6. EXCHANGES

While this Contract is in force, the Contractowner may request
Exchanges from a Variable Investment Option to another Variable
Investment Option or to the Fixed Rate Investment Option or from the Fixed Rate Investment Option to a Variable Investment Option, subject to the following:

* Requests for Exchanges must be received by the Company at its Customer Service Office in Good Order.

* Exchanges will be executed, as described in Section 4.2, within the number of Business Days stated on the Contract Data Page following the receipt of the request in Good Order.

*   The sum of all Deposits and Exchanges into the Fixed Rate
    Investment Option in any Contract Year may not exceed the Maximum Allocation, as shown on the Contract Data Page, without the written consent of the Company.

* Exchanges from the Fixed Rate Investment Option to the Variable Investment Options on any Business Day are limited to (a) minus (b) where:

  a)Is the amount determined by multiplying the Maximum Exchange
    Factor, as shown on the Contract Data Page, by the Investment Value allocated to the Fixed Rate Investment Option on the Valuation Date that the Exchange is executed; and is the sum of all Exchanges from the Fixed Rate Investment Option during the immediately preceding twelve (12) month period prior to such Valuation Date.

  b)Exchanges from the Fixed Rate Investment Option to any Competing Investment Option will not be permitted under this Contract.

* The Company reserves the right to limit the frequency of Exchanges under this Contract. The Contractowner will be permitted, at a minimum, to execute Exchanges at least once every thirty (30) days.

* Exchanges will not be permitted after the Contractowner notifies the Company that the Plan has been or will be terminated. Exchanges will not be permitted after either the Contractowner or the Company notifies the other party of a Contract termination, in accordance with Section 11.2.

* Exchanges into the Fixed Rate Investment Option will not be permitted after termination of the Fixed Rate Investment Option as an Investment Option, as described in Section 8.3.

                         7. BENEFIT WITHDRAWALS
7.1 General

Withdrawals requested for the following reasons will be considered Benefit Withdrawals for the purposes of this Contract:

Termination of Participant employment for reasons other than an employer's bankruptcy, merger or acquisition by a successor company, or any other employer-initiated event that results in a reduction in the number of Participants with Plan assets invested under this Contract by more than 15% of the number of such Participants at the inception of this Contract;
*   participant retirement, as defined in the Plan;
*   participant death;
*   participant financial hardship, as defined in the Plan;
* return of excess contributions pursuant to Sections 401(k)(8) or 401(m)(6) of the Internal Revenue Code;
*   minimum distribution pursuant to Section 401(a)(9) of the Internal
    Revenue Code;
*   participant loan, as defined in the Plan;
* participant withdrawal of after-tax contributions, as permitted by the Plan;
* qualified domestic relations order, as defined in Section 414(p) of the Internal Revenue Code;
* purchase of an annuity benefit on behalf of a Participant in accordance with Section 9 of this Contract

Withdrawals requested for any other reason will be considered Other Withdrawals, as described in Section 8, for the purposes of this Contract.

7.2 Payment of Benefit Withdrawals

The Contractowner may request the payment of Benefit Withdrawals, subject to the following:

* requests for payment of Benefit Withdrawals must be received by the Company at its Customer Service Office in Good Order and must include certification from the Contractowner that the withdrawal for such payment qualifies as a Benefit Withdrawal pursuant to Section 7.1. The Company reserves the right to verify that such withdrawal qualifies as a Benefit Withdrawal and the Contractowner shall promptly provide such verification.
* if the Plan offers one or more Competing Investment Options outside this Contract, and the Contractowner requests that a portion of any Benefit Withdrawal payment be made from the Fixed Rate Investment
    Option, the Contractowner must withdraw money on a pro-rate basis from the Fixed Rate Investment Option of this Contract and from any other Competing Investment Options.
* If the Contractowner requests a Benefit Withdrawal for the purpose of a Participant loan on behalf of a Participant who has any Investment Value in the Fixed Rate Investment Option, the Contractowner may withdraw no more than a pro-rata portion from the Fixed Rate
    Investment Option. Such pro-rata portion will be calculated by multiplying the withdrawal amount requested by the ratio of the Participant's Investment Value in the Fixed Rate Investment Option to the Participant's total Investment Value under this Contract.
* payment of a Benefit Withdrawal will result in the cancellation of Units from the investment Options specified in the request as of the Withdrawal Date, as described in Section 4.2.
* payment will be made within the number of Business Days stated on the Contract Data page following the receipt of the request in Good Order.
* Benefit Withdrawal payments are not subject to the Contingent Deferred Charge, as described in Section 10.3, or to the Market Value
    Adjustment, as described in Section 10.6.

                         8. OTHER WITHDRAWALS

8.1 General

Withdrawals for reasons other than those listed in Section 7.1 will be considered Other Withdrawals for the purposes of this Contract.
Examples of reasons for Other Withdrawals include, but are not limited to, the following:

*   termination of this Contract, as described in Section 11.2;
* transfer of the entire Investment Value allocated to the Fixed Rate Investment Option, or a transfer of all or a portion of the Investment Value allocated to one or more of the Variable Investment Options, to any funding vehicle outside of this Contract;
    plan merger,
* termination of Participant employment due to an employer's bankruptcy, merger, or acquisition by a successor company, or any other employer-initiated event that results in a reduction in the number of Participants with Plan assets invested under this Contract by more than 15% of the number of such Participants at the inception of this Contract.

8.2 Other Withdrawals from the Variable Investment Options

The Contractowner may request an Other Withdrawal of all or a portion of the Investment Value allocated to one or more Variable Investment Options, subject to the following:

* requests for payment of Other Withdrawals must be received by the Company at its Customer Service Office in Good Order and must include a description of the purpose of the Other Withdrawal.
* payment of Other Withdrawals will result in the cancellation of Units from the Variable Investment Options specified in the request as of the Withdrawal Date, as described in Section 4.2.
* payment of Other Withdrawals from a Variable Investment Option will be reduced by any applicable Contingent Deferred Charge and other charges, as described in Section 10.
* with the exception of Contract termination, payment of Other Withdrawals will be made within ten (10) Business Days following the receipt of the request in Good Order. payment of an Other Withdrawal that is due to a Contract termination will be made pursuant to Section 11.2.

8.3 Other Withdrawals from the Fixed Rate Investment Option

The Contractowner may request an Other Withdrawal of all or a portion of the Investment Value allocated to the Fixed Rate Investment Option, subject to the following:

* Requests for payment of Other Withdrawals must be received by the Company at its Customer Service Office in Good Order and must include a description of the purpose of the Other Withdrawal.
* A request for payment of the entire Investment Value allocated to the Fixed Rate Investment Option will result in the termination of the Fixed Rate Investment Option as an Investment Option for this Contract. Effective upon receipt by the Company of any such request, the Company will not accept Deposits into or permit Exchanges to or from the Fixed Rate Investment Option. Any such request must specify whether the method of payment is to be the Lump Sum Payment Method or the Installment Payment Method, as described in Sections 8.3.1 and 8.3.2.

* Payment of a portion of the Investment Value allocated to the Fixed Rate Investment Option will be disbursed pursuant to the Lump Sum Payment Method, as described in Section 8.3.1. The Company will not permit payment of a portion of the Investment Value for the purpose of transferring such amounts to any funding vehicle outside this Contract.
* Payments disbursed pursuant to the Lump Sum Payment Method will be subject to a Market Value Adjustment, as described in Section 10.6.


8.3.1   Lump Sum Payment Method

* Other Withdrawal of the entire Investment Value allocated to the Fixed Rate Investment Option may be disbursed pursuant to the Lump
    Sum Payment Method if so requested by the Contractowner. Other Withdrawals of a portion of the Investment Value allocated to the Fixed Rate Investment Option must be disbursed pursuant to the Lump Sum Payment Method.
* Payment of an Other Withdrawal under this method will result in the cancellation of Units of the Fixed Rate Investment Option, as described in Section 4.2, on the Withdrawal Date.
* The amount of the lump sum payment will be reduced by any applicable Contingent Deferred Charge, Market Value Adjustment and other charges, as described in Section 10.
* The lump sum payment will be disbursed within sixty (60) days following the receipt of the request in Good Order.


8.3.2   Installment Payment Method

* Other Withdrawals of the entire Investment Value allocated to the Fixed Rate Investment Option may be disbursed pursuant to the Installment Payment Method if so requested by the Contractowner.
* Pursuant to this method, all of the Units in the Fixed Rate Investment Option will be cancelled, as described in Section 4.2, on the Withdrawal Date. The dollar value of these Units becomes the initial installment balance.
* The installment balance will be disbursed in six installment payments over a five year installment payout period. The initial payment will be made within sixty (60) days following the receipt of the request in Good Order. Successive installment payments will be made on the annual anniversary of the first installment payment for the remainder of the installment payout period.
* The amount of each installment payment will be determined by dividing the then current installment balance by the number of installment payments then remaining before the current payment. The installment balance will be reduced by any Benefit Withdrawals disbursed during the installment payout period.
*   Each installment payment will be reduced by any applicable
    Contingent Deferred Charge and other charges, as described in Section
    10. Installment payments are not subject to the Market Value
    Adjustment, as described in Section 10.6.
* Interest will be credited daily to the installment balance during the installment payout period at an effective annual interest rate determined by the Company. The effective annual interest rate will be determined in a manner consistent with the Company's general practice in setting interest rates for this Contract, less 1.5%.

9.  ANNUITY BENEFIT


9.1    General

The Contractowner may direct the Company to apply a portion of this Contract's Investment Value to provide monthly annuity payments for a Participant. Annuity payments for a Participant begin on the Annuity Commencement Date for such Participant, as stated by the Contractowner, in accordance with the terms of the Plan and subject to the following:

*   this Contract must be in force in that date;
* the Participant must be living and must be between the ages of 50 and 85 on that date;
* the Contractowner must submit a request, received by the Company in Good Order at least thirty days prior to the desired Annuity Commencement Date, indicating that the purchase of an annuity for the Participant is to be made. The request must contain instructions to the Company indicating:
    * the portion of the Investment Value to be applied to purchase the annuity for the Participant;
    * the Investment Option(s) from which Units must be cancelled in order to purchase the annuity;
    * beneficiary designation, if applicable; and
    * the annuity payout option elected as specified in Section 9.2.

The Company will then issue a certificate to the Contractowner for delivery to the Participant when an annuity benefit is provided for such Participant. Each such certificate will set forth the amount and terms of the annuity payments and any other benefits to which the Participant may be entitled under this Contract during the Annuity Period.


9.2   Annuity Payout Options

* Option 1 - Life Annuity without Guaranteed Period: The Company will make monthly fixed annuity payments for the lifetime of the Annuitant. The Company does not guarantee a minimum number of annuity payments.

*   Option 2 - Life Annuity with Ten (10) Year Guaranteed Period: The
    Company will make monthly fixed annuity payments during the lifetime of the Annuitant. Payments are guaranteed for a period of ten (10) years. If the Annuitant dies sooner, payments will be made during the remaining period to the beneficiary designated by the Annuitant. The beneficiary may elect to be paid the present value of the then remaining number of fixed annuity payments. If the beneficiary dies while receiving such payments, the present value of the remaining number of fixed annuity payments will be paid in one sum to the beneficiary's estate. The present value of such annuity payments will be derived using the interest rate which was used in computing the monthly payment.
    If any designated beneficiary dies before the Annuitant, the interest of that beneficiary will pass to the designated surviving beneficiary. If more than one beneficiary survives the Annuitant, such interest will pass to the surviving beneficiaries in proportion to their respective interest, unless otherwise previously specified by the Annuitant. If no designated beneficiary survives the Annuitant, and no other designation is provided, the benefit provided under this annuity option will be paid in one sum to the Annuitant's estate.

* Option 3 - Joint and Two-Thirds to Survivor Annuity. This option requires the Annuitant to select a joint annuitant. The Company will make monthly fixed annuity payments while the Annuitant and the joint annuitant are living. When either the Annuitant or the joint annuitant dies, the Company will continue to pay, for the lifetime of the survivor, two-thirds of the amount of the payment in effect while both were living. The Company does not guarantee a minimum number of annuity payments under this option.


9.3   Annuity Payments

The Company begins making monthly annuity payments on the Annuity Commencement Date. The Annuity Payout Option Table, shown on page
26, indicates the dollar amount of the guaranteed monthly annuity payment which can be purchased with each $1,000 of the Investment
Value, less any applicable annuity taxes as described in Section 10.8, applied by the Contractowner to purchase an annuity for the Participant. All guaranteed monthly annuity payments are based on the age of the Annuitant at the birthday nearest the Annuity Commencement Date and the annuity payout option elected. The guaranteed monthly annuity payment is determined by multiplying (a) by (b), where:

(a) is the amount shown for the Annuitant's age in the Annuity Payout Option Table for the annuity payout option elected; and
(b) is the number of thousands of dollars of the Investment Value, less any applicable annuity taxes, applied to purchase the annuity.

The Annuity Payout Option Table is based on:

* a blended 1983 Individual Annuity Mortality Table "a" projected under Scale G factors; and
*   an effective annual interest rate if 3%.


9.4   Change of Beneficiary

The Annuitant may change a beneficiary designated to receive benefits under Option 2. Any change takes effect on the date the Company receives the request in Good Order, whether or not the Annuitant is living when the Company receives the signed request. However, the change does not apply to any payments made or actions taken by the Company before the request is received in Good Order.


9.5    Contingent Beneficiary

A numbered sequence may be used to name contingent beneficiaries for Option 2. The primary beneficiary is the living person(s) designated by the lowest number in the sequence.

9.6    General Provisions of Annuity Payout Options

* At least $3,500 must be applied under an annuity payout option for any Annuitant. Proceeds of a lesser amount will be paid in one sum.

* If the monthly annuity payments are or become $100 or less, the Company reserves the right to change the frequency of payments.

* The Company requires satisfactory proof of the age of the Annuitant, and joint annuitant if applicable, on the date annuity payments begin.

* Unless the Company agrees otherwise, the annuity payout options will be available only to a natural person entitled to receive proceeds.

* The Annuitant does not have the right to advance or assign payments made under an annuity payout option.

* The Annuitant cannot make any change in the manner of payout, except as provided in the election.

* To the extent permitted by law, the payments made under an annuity payout option will not be subject to encumbrance, or to the claims of creditors, or legal process.

                    10.  CHARGES AND ADJUSTMENTS


10.1  Asset Charge

The Company assesses a Daily Asset Charge on the Investment Value of each of the Variable Investment Options. The Daily Asset Charge, shown on the Contract Data Page, is used to calculate the Net
Investment Factor, as described in Section 4.4.

The Company reserves the right to change the Asset Charge Schedule, shown on the Contract Data Page, after the third Contract Year, provided that the Company give the Contractowner at least sixty (60) days advance written notice of any such change.


10.2   Contract Charge

The Contract Charge, if any, is shown on the Contract Data Page. Assessment of the Contract Charge will result in the cancellation of Units, as described in Section 4.2, on a pro-rata basis from the Investment Value of all Investment Options under this Contract.


10.3    Contingent Deferred Charge

The Contingent Deferred Charge is equal to a percentage, shown on the Contract Data Page, of the Investment Value withdrawn from this Contract. The Contingent Deferred Charge may reduce the dollar amount disbursed to the Contractowner pursuant to Other Withdrawals, as described in Section 8.


10.4    Service Charge

If the Company performs services on behalf of the Contractowner in addition to those which the Company is required to perform under the terms of this Contract, charges for those services may be paid directly by the Contractowner to the Company or may be deducted from the Investment Value of this Contract, as specified by the Contractowner in Good Order and agreed to by the Company. Charges for any such services that remain outstanding more than ninety (90) days from the date of invoice will be deducted on a pro-rata basis from the Investment Value of all Investment Options under this Contract.


10.5    Expense Adjustment

The Expense Adjustment, if any, is shown on the Contract Data Page.

10.6   Market Value Adjustments

The Market Value Adjustment may reduce the dollar amount disbursed to the Contractowner as an Other Withdrawal from the Fixed Rate
Investment Option pursuant to the Lump Sum Payment Method, as described in Section 8.3.1. The Market Value Adjustment is equal to the greater of zero or the product of (a) and (b), where:

(a) is 5 x ( (I - J) + .005),

where I is the interest rate which is applicable to the Fixed Rate Investment Option for Contracts of the same class as this Contract that are issued on the Withdrawal Date;
J is the interest rate then being credited to the Investment Value allocated to the Fixed Rate Investment Option in this Contract on the Withdrawal
Date.

(b) is the amount of the Investment Value withdrawn from the Fixed Rate Investment Option prior to the assessment of any applicable
Contingent Deferred Charge or other charges.

10.7   Plan Expense

Plan expenses may be paid from the Investment Value of this Contract, pursuant to requests from the Contractowner received by the Company at its Customer Service Office in Good Order, in a manner and dollar amount agreed upon between Contractowner and the Company.


10.8   Annuity and Other Taxes

The Company will deduct from Deposits, or from the portion of the Investment Value used to purchase an annuity for a Participant, any applicable annuity taxes, as defined by the Company, levied by any state or other government entity.

The Company reserves the right to deduct from the Investment Value of the Variable Investment Options any applicable taxes imposed on the investment earnings of the Variable Investment Options.

                       11.  GENERAL PROVISIONS

11.1 The Contract

The entire Contract consists of this Contract, any attached endorsements, and the attached copy of the application. The Company relies upon the application in issuing this Contract. All statements in the application are assumed to be true to the best knowledge and belief of the person(s) making them. These statements are representations, not warranties. No statement may be used to contest this Contract unless contained in the application.

Only the President, a Vice President, or the Secretary of the Company may make or modify this Contract, and then only in writing. No agent is authorized to change this Contract or to waive any of the Company's requirements; no agent may waive an answer to any question in the application. The Company will not be bound by any promise or statement made by any agent or other person except as stated above.

The Company is not a party to, nor bound by, the Plan or any other document or agreement issued in connection with the Plan, other than this Contract. The Company is not responsible for determining that the Investment Value of this Contract is sufficient to provide the benefits under this Plan. The provisions of this Contract govern with respect to the Company's rights and obligations, and control over contrary provisions of the Plan in that regard.


11.2   Termination of the Contract

The Company reserves the right to terminate this Contract upon the occurrence of any of the following events:

* this Contract's Investment Value, at any time after the first Contract Year, is less than $10,000;
*   the Company determines that the Plan is no longer qualified under
    Section 401(a) of the Internal Revenue Code, as now or hereafter amended;
* the Plan is amended and the Company determines that the amendment has an adverse effect on its obligations under this Contract;
* there has been a change in the administrative practices to which the Plan adheres and the Company determines that the change has an adverse effect on its obligations under this Contract;
* the Company determines that the Contractowner has failed to supply the information necessary for the Company to carry out the terms of this Contract, as described in Section 11.6; or
*   the Plan is terminated.

The effective date of this Contract's termination due to the events described above will not be later than sixty (60) days after written notice of Contract termination is sent from the Company to the Contractowner.

The Contractowner may elect to terminate this Contract at any time by providing the Company written notice in Good Order. The effective date of such Contract termination will not be later than sixty (60) days after receipt of such notice.

Effective on the date of receipt of notice of Contract termination, the Company will prohibit Deposits, Exchanges, and Withdrawals, unless otherwise agreed upon by both the Company and the Contractowner.
After the receipt of the notice of Contract termination and on or before the effective date of Contract termination, the Company will:

* cancel all of the Units in the Variable Investment Options and disburse the Investment Value in those Investment Options, reduced by any applicable Contingent Deferred Charge and other charges as described in Section 10; and
* cancel all of the Units in the Fixed Rate Investment Option and disburse the Investment Value in the Fixed Rate Investment Option pursuant to the method of payment requested by the Contractowner, as described in Sections 8.3.1 and 8.3.2. If no method of payment is requested, the Company will disburse the Investment Value pursuant to the Lump Sum Payment Method as described in Section 8.3.1.


11.3   Rights Reserved by the Company

The Company reserves the right to take certain actions deemed to be in the best interests of the Contractowner and appropriate to carry out the purposes of this Contract, only when permitted by applicable law.
Examples of the actions the Company may choose to take are:

*   operating the Separate Account in any form permitted by law;
* taking any action necessary to comply with or obtain and continue any exemptions from the Investment Company Act of 1940;
* changing the way the Company deducts or collects charges under this Contract, but without increasing the charges unless and to the extent permitted by other provisions of this Contract;
* making any other necessary technical changes in this Contract in order to conform with any action that the Company is permitted to take;
* adding to, eliminating, limiting, or suspending the Contractowner's ability to allocate Deposits or Exchanges into any Investment Option.

The Company may at any time make any change in this Contract to the extent that such change is required in order to make this Contract conform with any law or any regulation issued by any governmental authority to which the Company is subject.

The Company will provide written notice to the Contractowner of any actions that result in a change to this Contract. To the extent practicable, such notice shall be given prior to the effective date of any such changes.


11.4   Age

If the age of an Annuitant or joint annuitant has been misstated, any benefit payable under this Contract is that which the Investment Value would have purchased at the correct age. Overpayments made by the Company because of such misstatement, with interest at 6% a year, compounded annually are to be charged against benefits falling due after the adjustment. If underpayments are made by the Company because of such misstatement, the Company is to pay the balance immediately, with 6% interest, compounded annually.

11.5   Proof of Age and Survival

The Company has the right to require satisfactory proof:
*   of the age of the Annuitant or joint annuitant, and
* that an Annuitant, joint annuitant or beneficiary is living when a payment is contingent upon the Annuitant's, joint annuitant's or beneficiary's survival.

11.6   Information Provided by the Contractowner

The Contractowner must provide the Company with any information or evidence that the Company may reasonably require in order to administer this Contract. If the Contractowner cannot furnish any required information, the Company may then request any person or entity authorized by the Contractowner to furnish such information. The Company is not liable for the fulfillment of any obligations dependent upon the receipt of such information until the Company receives it in Good Order. The Company reserves the right to audit the books and records of the Plan to verify compliance with this Contract.

All communications to the Company, as required under this Contract, must be in Good Order. The Contractowner must notify the Company of the following events at least thirty (30) days prior to the effective date of the event:

*   any amendment or change to the Plan;
*   any change in the administrative practices to which the Plan adheres;
*   any change in the investments offered by the Plan;
*   Plan termination;
*   merger with another Plan for all or a class of Participants;
* merger, acquisition, consolidation or reorganization by any employer that sponsors the Plan;
* any employer-initiated event that results in a reduction in the number of Participants with Plan assets invested under this Contract by more than 15% of the number of such Participants at the inception of this Contract.

The Contractowner must notify the Company of the initiation of any bankruptcy proceedings involving any employer that sponsors that Plan within ten (10) days after the initiation of such event.


11.7   Elections Under the Contract

The Contractowner is responsible for providing the Company with requests or instructions regarding elections to be made under this Contract in Good Order. Elections include, but are not limited to requests for Exchanges and Withdrawals and instructions for Deposit allocations. The Company will be fully protected in dealing with the Contractowner in all matters including accepting and applying Deposits and making payments to, or on direction of, the Contractowner without liability as to the application of such payments. The Contractowner may only make requests for actions that are permitted under this Contract and which comply with the terms of the Plan, the Internal Revenue Code and ERISA. The Company does not assume any responsibility for such compliance.

11.8   Assignment

This Contract and the benefits and rights provided under it may not be transferred, sold, pledged as collateral or security for loans or assigned to any person or entity except the Company.

11.9   Facility of Payment

If any payee under this Contract is a minor or is, in the Company's judgment, otherwise legally incapable of personally receiving and giving a valid receipt for any payment due the payee under this Contract, the Company will make the payment to the legal guardian or conservator of the payee, or to such other person(s) whom the Company has reason to believe has assumed the custody and principal support of the payee. Such payments completely discharge the Company's liability with respect to the amount so paid.

11.10   Payments

All payments made by the Company to the Contractowner under this Contract will be disbursed from the Company's Customer Service
Office. All payments made by the Contractowner to the Company under this Contract will be payable at its Customer Service Office. All amounts to be paid either to or by the Company will be paid in United States dollars.

11.11   Nonparticipating

This Contract is not eligible for dividends and does not share in the surplus earnings of the Company.


11.12   Ownership of Assets

The Company maintains ownership and control of its assets, including all assets allocated to the Separate Account and the Fixed Rate
Investment Option.


11.13   Deferment

The Company ordinarily pays any Withdrawal within the number of days described in Sections 7 and 8. However, when permitted by law, the Company may defer payment of any-Withdrawal for up to six (6) months after the request for such Withdrawal is received in Good Order. The amount payable will be determined on the Withdrawal Date. Interest at the rate of 3% will be paid on any amount deferred thirty (30) days or more.

The Company may defer calculation or payment of any Withdrawal or the Exchange of Units based on separate account performance if,

* the New York Stock Exchange is closed for trading or trading has been suspended; or
* the Securities and Exchange Commission restricts trading or determines that a state of emergency exists which may make such calculation, payment, or Exchange reasonably impracticable.


11.14   Reports to the Contractowner

Within two months after the end of each Contract Year, or within any other period agreed upon by the Company and the Contractowner, the Company will provide a written report to the Contractowner. The report will show the Investment Value of this Contract as of the end of the previous Contract Year. The Company will also send appropriate statements containing such information as may be required by applicable laws, rules, and regulations.

                          ENDORSEMENT RIDER


Attached to and made part of Contract GVA 9000 TX

Investment Options Under This Contract

The following are available as investment options under this Contract:

1.   Fixed Rate Investment Option
2.   The Guardian Park Avenue Fund
3.   The Guardian Investment Quality Bond Fund
4.   The Guardian Asset Allocation Fund
5.   The Guardian Cash Management Fund
6.   The Guardian Baillie Gifford International Fund
7.   The Guardian Baillie Gifford Emerging Markets Fund
8.   The Guardian Park Avenue Small Cap Fund
9.   Fidelity Advisor High Yield Bond Fund
10.  Fidelity Advisor Equity Income Fund
11.  Fidelity Advisor Growth Opportunities Fund
12.  AIM Constellation Fund
13.  AIM Value Fund
14.  American Century: Value Fund
15.  American Century: Twentieth Century Ultra Fund
16.  American Century: Twentieth Century International Growth Fund



         The Guardian Insurance & Annuity Company, Inc.

                               /s/ Joseph Harm
                               ---------------
                                  Secretary

The Company's Customer Service Office
may be accessed by the Contractowner at
1-800-847-4015
during business hours:
to answer any inquiries concerning this Contract or to provide assistance in resolving complaints.